Exhibit 4.1.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 9, 2017, and effective as of September 7, 2017 for all purposes (the “Effective Date”), is by and among Halcón Resources Corporation, a Delaware corporation (the “Company”), the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Indenture, dated as of February 16, 2017, among the Company, the Guarantors and the Trustee, as supplemented by the First Supplemental Indenture, dated as of July 24, 2017 (as so amended, supplemented, modified or restated, the “Indenture”), relating to the 6.75% Senior Notes due 2025 (the “Securities”) of the Company;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;

WHEREAS, Section 10.9(b)(2) of the Indenture provides that a Subsidiary Guarantee of a Guarantor shall be automatically unconditionally released in connection with any sale or other disposition of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to the Company or a Restricted Subsidiary of the Company, if such transaction as of the time of such disposition complies with Section 4.7 of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such transaction;

WHEREAS, in accordance with that certain Agreement of Sale and Purchase, dated July 10, 2017 (as amended from time to time, the “Purchase Agreement”), by and among Halcón Energy Properties, Inc., a Delaware corporation (“HEPI”), Halcón Operating Co., Inc., a Texas corporation (“HOCI”), HRC Operating, LLC, a Colorado limited liability company (“HRC Operating”), and HRC Energy, LLC, a Colorado limited liability company (“HRC Energy,” and together with HEPI, HOCI and HRC Operating, the “Sellers,” and each individually, a “Seller”), Halcón Williston I, LLC, a Texas limited liability company (“Williston I”), Halcón Williston II, LLC, a Texas limited liability company (“Williston II,” and collectively with Williston I, the “Williston Subsidiaries”), and Bruin Williston Holdings, LLC, a Delaware limited liability company (“Purchaser”) and solely for purposes of Section 7.11, Section 7.15, Section 7.16, Section 7.17 and Section 12.21 of the Purchase Agreement, the Company, all of the issued and outstanding membership interests held by HEPI in its capacity as the sole member of each of the Williston Subsidiaries were acquired by Purchaser, effective as of September 7, 2017;

WHEREAS, the Company and the Guarantors desire to enter into, and have requested the Trustee to join with them in entering into, this Supplemental Indenture for the purpose of amending the Indenture to evidence the release of the Williston Subsidiaries; and

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel relating to this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

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1.                                      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      RELEASE OF SUBSIDIARY GUARANTORS. The Company hereby represents that in accordance with the Purchase Agreement, effective as of the Effective Date, each of the Williston Subsidiaries ceased to be a Restricted Subsidiary of the Company. Therefore, the Company, the Guarantors and the Trustee hereby confirm that pursuant to this Section 2 of this Supplemental Indenture, effective as of the Effective Date, each of the Williston Subsidiaries is released and relieved of any obligations under its Subsidiary Guarantee and the Indenture.

3.                                      NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

4.                                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

5.                                      EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

6.                                      THE TRUSTEE. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be liable in connection therewith.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written to be effective for all purposes as of the Effective Date.

HALCÓN RESOURCES CORPORATION

By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:

HALCÓN ENERGY PROPERTIES, INC.
HALCÓN FIELD SERVICES, LLC
HALCÓN HOLDINGS, INC.
HALCÓN OPERATING CO., INC.
HALCÓN RESOURCES OPERATING, INC.
HALCÓN LOUISIANA OPERATING, L.P.
	By:	HALCÓN GULF STATES, LLC,
its General Partner
HALCÓN GULF STATES, LLC
HRC ENERGY LOUISIANA, LLC
HRC ENERGY, LLC
HRC OPERATING, LLC
HRC ENERGY RESOURCES (WV), INC.
HALCÓN ENERGY HOLDINGS, LLC
HRC PRODUCTION COMPANY
HK OIL & GAS, LLC
HK ENERGY OPERATING, LLC
HK LOUISIANA OPERATING, LLC
HK ENERGY, LLC
HK RESOURCES, LLC
THE 7711 CORPORATION
HALCÓN PERMIAN, LLC

By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 6.75% Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

[Signature Page to 6.75% Second Supplemental Indenture]